Exhibit 5.1

SCHNEIDER WEINBERGER & BEILLY LLP
2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, Florida 33432

telephone (561) 36209595
telecopier (561) 361-9612

January 4, 2011

China Direct Industries, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, FL  33441

Ladies and Gentlemen:

We have acted as counsel for China Direct Industries, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-151648) (the “Registration Statement”) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), the prospectus dated August 1, 2008 (the “Base Prospectus”), and the prospectus supplement dated January 4, 2011 (the “Prospectus Supplement”), relating to the issuance and sale by the Company of an aggregate of 2,222,223 shares of its common stock, at a price of $1.80 per share (the “Shares”) and common stock purchase warrants (the “Warrants”) to purchase up to an additional 777,778 shares of common stock (the “Warrant Shares”) as described in the Prospectus Supplement pursuant to a Securities Purchase Agreement dated December 30, 2010, a copy of which is included as Exhibit 10.55 to the Company’s Current Report on Form 8-K filed with the Commission on January 4, 2011 (the “Purchase Agreement”). In connection with this opinion, we have examined and relied upon the Registration Statement, the Base Prospectus and the Prospectus Supplement and the Company’s Articles of Incorporation and Bylaws, each as in effect on the date hereof, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, the Warrants and the Warrant Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, the Base Prospectus and the Prospectus Supplement will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Florida and we do not express any opinion herein concerning any other law.  This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K dated January 4, 2011, which is incorporated by reference in the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein and in the Prospectus Supplement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

/s/ SCHNEIDER WEINBERGER & BEILLY LLP
Schneider Weinberger & Beilly LLP